Exhibit 99.1

First M&F Corporation
December 31, 2012

Dear Shareholder:
2012 will be the best year for First M&F Corporation since 2007 from virtually every perspective. Payment of the $0.01 per share dividend will be made today, the 31st of December.
While the share price and dividend payout are not at 2007 levels, the price of FMFC has appreciated substantially from the $2.84 at December 31, 2011. Earnings per share allocated to common shareholders will increase materially from $0.28 in 2011 and continue a three year trend.
Tangible Book, all capital ratios, reserves and balance sheet strength are all improved.
Asset quality metrics have improved quarter by quarter for three years. Many metrics have returned to pre-recession levels.
Without a doubt, the performance of M&F Bank has vastly improved since 2009. There remains yet much to do, but it is gratifying to have come this far. A complete and detailed discussion and disclosure will be forthcoming with our earnings release on or about January 18 with the 10-K and proxy to follow in March. The brief narrative here will be expanded through those disclosures.
Looking ahead, another trend in addition to our improvement continues. That is, the U.S. economy creeps along. More regulations pour out of Washington. Fiscal policy is aimlessly mired in politics and fundamental policy differences. As long as interest rates remain low, as promised by the Fed, there will be ample performance challenges ahead.
Thank you for being a loyal shareholder. Your M&F team is the best it has ever been. May the upcoming year 2013 be a better year as we focus on our task of building shareholder value with a reliance on and thankfulness for providential guidance.

Very Truly Yours,

Hugh S. Potts, Jr.
Chairman and CEO